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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*



                       MACHEEZMO MOUSE RESTAURANTS, INC.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                  554457 10 1
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No.    554457 10 1           SCHEDULE 13G        PAGE  2    OF   4   PAGES
         ---------------------                              -----    -----

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Timothy K. Bliss      Social Security # ###-##-####
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
          ---------------------------------------------------------------------

                        5      SOLE VOTING POWER
  NUMBER OF                        159,112
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                         -0-
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                       159,112
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                                   -0-
                       --------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          159,112
          ---------------------------------------------------------------------

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.0%
          ---------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON

          IN
          ---------------------------------------------------------------------


                                       2


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ITEM 1.

           (a)   Name of Issuer:  Macheezmo Mouse Restaurants, Inc.

           (b)   Address of Issuer's Principal Executive Offices:
                          1020 SW Taylor Street, Suite 685
                          Portland, Oregon 97205

ITEM 2.

           (a)   Name of Person Filing:  Timothy K. Bliss

           (b)   Address of Principal Business Office:
                 608 Ocampo Drive, Pacific Palisades, California 90272

           (c)   Citizenship:  United States of America

           (d)   Title of Class of Securities:  Common Stock

           (e)   CUSIP Number:  554457 10 1

ITEM 3.

           Not applicable.

ITEM 4.    OWNERSHIP.

           Not applicable.





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ITEM 5.

           If this statement is being filed to report the fact that as of the date hereof the reported person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: [x]

ITEM 6.

           Not applicable.

ITEM 7.

           Not applicable.

ITEM 8.
           Not applicable.

ITEM 9.

           Not applicable.

ITEM 10.

           Not applicable.


                                   SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:    February 10, 1997             By: /s/ Timothy K. Bliss
                                          --------------------------------
                                               Timothy K. Bliss





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